Exhibit 10.9

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

MASTER VENDOR SUPPLY AND SERVICES AGREEMENT

This Master Vendor Supply and Services Agreement and all attachments incorporated by reference (collectively the “Agreement”) by and between Purple Innovation, LLC (“Customer”), a Delaware limited liability company, and Tempur Sherwood, LLC (together with all of its subsidiaries collectively, the “Seller”) is made and entered into as of May 2, 2025 (the “Effective Date”). Customer and Seller are sometimes referred to herein individually as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, this Agreement amends and restates that certain Master Vendor Supply and Services Agreement dated February 10, 2024 between Customer and Seller (the “Original Agreement”);

WHEREAS, Seller is a manufacturer and seller of mattresses and mattress foundations on a wholesale basis to the trade and the public under its brand names and the brand names of its customers;

WHEREAS, Customer manufactures and sells and/or engages subcontractors to manufacture consumer mattresses and certain other related products;

WHEREAS, Customer desires to engage Seller for the manufacture and supply of wholly assembled and packaged mattresses and mattress foundations (“Products”), including exclusive manufacture of certain Products as more specifically described in the Exclusive Product SKU Releases (“Exclusive Price Lists”) and non-exclusive manufacture of Products to supplement Customer’s manufacturing capacity on Incremental Additional Volume (as defined herein) of the Products more specifically described in the Non-Exclusive Product SKU Releases (“Non-Exclusive Price Lists,” the Exclusive Price Lists and Non-Exclusive Price Lists collectively, the “Price Lists”)which are now or may hereafter be attached or appended hereto. “Incremental Additional Volume” is defined herein as the quantity of units of Non-Exclusive Product SKU Releases in a Contract Year (as defined herein) in excess of [***] the number of Cool Touch units Customer sold to Mattress Firm in 2024;

WHEREAS, Seller is engaged in the business of manufacturing consumer goods similar to the Products and represents to Customer that Seller is ready, willing and able to manufacture and supply the Products; and

WHEREAS, Seller desires to sell Products to Customer, and in reliance on Seller’s representations about its ability to deliver Products to Customer’s Specifications (as defined below), Customer desires to purchase Products from Seller, subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises of the Parties contained herein, the Parties agree as follows:

ARTICLE I

SALE AND PURCHASE

1.1	Sales Commitment. Seller will sell and deliver to Customer’s specified destinations as defined in Paragraph 1.4; and Customer will purchase from Seller, the Products assembled and manufactured in compliance with specifications (“Specifications”) mutually agreed upon by Customer and Seller and the Price Lists agreed upon by Customer and Seller. Customer has no obligation to order or purchase Products, and Seller has no obligation to produce Products (other than as specified in this Agreement for prototype and testing purposes), unless and until Customer issues a Purchase Order and Seller accepts the Purchase Order and agrees to an Order Schedule. Seller shall acknowledge receipt of all Purchase Orders in writing, and if Seller can reasonably provide the Products ordered subject to the Order Schedule, Seller shall accept the Purchase Order.

1.2	Price Lists. The Price Lists in effect upon the date of execution of this Agreement are attached hereto as Exhibit 1. New or revised Price Lists for current Products or Specifications for new or revised Product models to be supplied hereunder shall be mutually agreed to by Seller and Customer, and each such new or revised Price List shall be deemed to be incorporated herein when signed by the Parties.

1.3	Conformance to Specifications. Seller covenants that all Products produced and delivered under this Agreement shall be faithful reproductions of prototypes that conform to the applicable Specifications with no material variation from approved prototypes.

1.4	Exclusivity. For the term of this Agreement, Seller shall be Customer’s exclusive manufacturer for all orders of items included in the attached Exclusive Price List Customer receives from Mattress Firm (and its affiliates, subsidiaries, franchisees, and divisions) (“Mattress Firm”), but only so long as (i) Seller has the capacity to fill such orders in a timely manner, in accordance with the production Specifications, and (ii) Seller remains in compliance with all of its obligations under this Agreement; and notwithstanding anything to the contrary in Sections 1.2, 1.4 or elsewhere in this Agreement, so long as Customer is not in default of its payment or other obligations, Seller agrees that it will accept and fill all Purchase Orders placed by Customer for Products, in accordance with the terms of such Purchase Order and this Agreement. Notwithstanding, if Seller rejects a Purchase Order from Customer for any order(s) received by Customer from Mattress Firm, Customer may procure Products for Mattress Firm, but only to the extent necessary to satisfy the Products’ amounts reflected in the rejected Purchase Order, from Customer’s own manufacturing or from a third party at Customer’s discretion.

1.5	Purchase Orders and Delivery Scheduling. Customer may issue its purchase order (“Purchase Order”), which shall be subject to the terms and conditions of this Agreement, to order Products from Seller. Each Purchase Order will be binding on Seller when accepted by Seller. Purchase Orders that are in compliance with this Agreement and are not rejected by Seller in writing within one business day of receipt shall be deemed accepted. If Customer is over the Credit Limit (as hereinafter defined), or has a late payment, or is otherwise in breach of the Agreement, Seller may, at its option, withhold shipment of Purchase Orders until Customer is under the Credit Limit or late payment is made. Seller will cause Products to be produced and delivered in accordance with Purchase Orders. Seller and Customer will make reasonable accommodations to institute an electronic data interchange (“EDI”) order process with requisite audit checks in place throughout the order and delivery process.

1.6	Order Schedules. Customer shall furnish to Seller with each Purchase Order a schedule of deliveries specifying the quantity of each SKU or model of Product to be delivered to Customer under the Purchase Order (the “Order Schedule”). The Purchase Order shall not establish a firm commitment until accepted by the Seller. Purchase Orders that are not rejected by Seller in writing within one business day of receipt shall be deemed to be accepted. Lead times for fulfillment of all Purchase Orders shall conform with the Lead Time Schedule included in Exhibit 1. If the original Purchase Order is accepted by Seller, the Order Schedule shall establish firm delivery commitments for Products for Seller and Customer, which neither Party can alter unilaterally. Except in a force majeure event as set forth in Section 10.1 herein, Seller agrees that it will meet or exceed a [***] on time order fill rate each calendar month during the term of this Agreement. Seller’s fill rate for a given month is calculated by dividing the total number of units delivered on time (without material defect and in conformance with the Specifications) in accordance with the delivery requirements of this Agreement by the total number of units ordered for such Product during such month.

1.7	Delivery. The Purchase Order that Customer provides to the Seller shall specify the delivery location, model or SKU numbers and/or quantity of completed Products that Customer wants shipped from each Order Schedule. Seller will arrange for delivery of the Products to the destination(s) specified by Customer in Purchase Orders. There will be no additional delivery fees or other shipping costs beyond the agreed upon Price List, charged to the Customer regardless of Product quantity on Purchase Order. Unless done at Customer’s request, where Products ship from an alternative originating location, Seller shall bear any additional shipping costs in excess of those included in the Price Lists. Both Parties agree that the Purchase Orders may be provided by EDI or other electronic means of transmitting such information; provided, however, that Seller shall not be liable to Customer for shipping charges for misdirected shipments of Products that comply with the Purchase Order transmitted by Customer even if such transmission was unauthorized. Both Parties shall work together in good faith to develop and execute security measures for EDI or other electronic transmissions of the Purchase Orders. Seller shall also deliver to Customer, within a reasonable time period following each shipment of Products, a copy of the bill of lading or other proof of shipment associated with each such shipment.

1.8	Time of Delivery. All Purchase Orders are placed with the lead times for delivery set forth in the Lead Time Schedule. Except in a force majeure event as set forth in Section 10.1 herein, it is expected that Seller will meet these order due dates at a [***] rate for all orders. For those orders where the delivery date will be missed, Seller will make every reasonable effort to notify Customer as soon as possible with respect to the expected delay. Notwithstanding anything herein, Products ordered by Mattress Firm not delivered on time shall incur chargeback liquidated damages (the “Late Delivery Damages”) in the amount necessary to reimburse Customer for any late delivery damages levied by Mattress Firm against Customer for such late deliveries. The Late Delivery Damages shall not exceed [***] of the cost to Mattress Firm of the late Products; provided, however, no Late Delivery Damages shall be owed if it is: (i) delivered in conformance with the Lead Time Schedule; or (ii) delivered after the delivery date because the delay is caused either by Customer, Mattress Firm or by carriers outside of Seller’s control.

1.9	Forecasts. Customer shall provide Seller weekly with a four (4) month rolling forecast for each Product.

1.10	Risk of Loss. Title to and risk of loss for each unit of Product shall pass to Customer when Seller delivers the Product to the Customer’s specified destination. Seller retains all transportation and insurance costs, risks of loss and damage after Factory loading until Products are landed to Customer’s specified destination. Seller assumes responsibility for delivering Products in a new condition, free from exterior blemishes, mold and mildew, scuff marks, grease stains, loose threads, or any materially adverse condition, including beds with excessive moisture or mold, which would cause the Product to be in less than like new condition. Should Product(s) arrive at Customer’s specified destination in a less than new condition, Seller will credit back invoiced cost of Product as well as a [***] damage fee per Product to Customer. In addition, Seller will return such rejected Product to the Seller’s factory at Seller’s expense or, at Seller’s discretion, destroy such rejected Product.

ARTICLE II

PRICING AND PAYMENT TERMS

2.1	Initial Pricing. Each Price List will set the prices and lead times for Products described therein (“Unit Prices”). Unit Prices include the landed wholesale price, inclusive of the shipping cost included in the Price List (as such list may change from time to time), of the Product properly packed in shipping boxes and palletized when specified for shipment as outlined in paragraph 1.4.

2.2	Subsequent Pricing. Once Seller and Customer agree on a Price List and therefore a price for a SKU, either Party may initiate a proposed price change on at least [***] days prior notice based on cost changes for the SKU if the aggregate adjustments to raw material and labor (inclusive of benefit costs on labor) result in an increase or decrease of [***] or more of the current wholesale price for a SKU; provided, however, price changes due to cost changes resulting from tariffs, duties and similar charges shall be effective immediately upon receipt of notice. Either Party may initiate the price change at any time by giving notice of proposed price change (a “Price Change Notice”) in substantially the form attached as Exhibit 2. The submitting Party shall accompany each Price Change Notice with reasonable supporting documentation for the proposed price change. If the receiving Party objects to the suggested price change, the Parties will use the [***] notice period to negotiate a mutually agreeable price change. If the Parties cannot agree on a price change and the documentation provided by the submitting Party reasonably supports the proposed price change, the price change as stated in the Price Change Notice shall go into effect [***] days after the date of the Price Change Notice. Price changes shall not be effective in respect of any pending Product orders. During the [***] notice period, Customer may only order in the normal course of business based on confirmed orders from Mattress Firm.

2.3	[***]

2.4	Cost Savings Sharing. During the term of this Agreement, the Parties may organize cross functional teams to pursue and jointly develop improved product designs, changes to specifications and changes to material formulation to achieve a reduction in manufacturing costs. The Seller also may be able to obtain significant cost reductions or productivity gains due to its significant market purchasing power. Customer may support efforts to identify, evaluate and implement cost reduction/productivity improvements with Seller. Any cost reductions or savings resulting from the work of such cross functional teams or cost reductions or savings separately negotiated by Seller, will be shared by the Customer and the Seller based on an agreement of the Parties. [***] Seller and Customer agree to keep abreast of major developments and cost savings opportunities in the industry and to promptly advise each other of any developments which might affect the cost of materials under this Agreement.

2.5	Invoices. Seller shall issue an invoice to Customer for Products following the date of Seller’s actual delivery of said Products to the destination designated by Customer. All such invoices shall be payable by Customer, within the time set forth in the payment terms of Section 2.5. If Customer fails to timely pay any invoice, then Seller may suspend further shipments until the invoice is paid or require payment in advance when Seller notifies Customer that an Order is ready to ship.

2.6	Payment Terms. Customer credit terms will be net [***] days from delivery of the Products. Payments will be made by ACH or Wire Transfer.

2.7	Pricing. Seller quotes all Unit Prices under this Agreement and Customer must pay all invoices in U.S. dollars, or in such other currency as the Parties may agree.

2.8	Credit Limit. Customer will have an initial credit limit of [***] (the initial credit limit and any subsequent credit limits shall be referred to herein as the “Credit Limit”) which may be outstanding at any point in time. Seller may, at its sole discretion and without prior notice, increase or decrease the Credit Limit based on Customer’s creditworthiness, payment history, and changes in economic conditions. Any such change to the Credit Limit will be effective upon notice to Customer. If a Purchase Order will cause the Customer to reach or exceed the Credit Limit, the Purchase Order will be rejected. Customer may resubmit at such time as Customer’s balance plus open purchase orders, including accounting for the applicable Purchase Order, is again below the Credit Limit or Customer chooses to prepay for the Purchase Order.

ARTICLE III

SPECIFICATION REVISIONS, PRODUCT AND COMPONENT CHANGES, TECHNICAL DATA, PRINTED MATERIALS, IDENTIFICATION AND CODES

3.1	Specification Revisions. Either Seller or Customer may recommend revisions to the Specifications, but no such revision shall be incorporated into the manufacture of any Products supplied hereunder unless and until agreed in writing by both Customer and Seller. Any such revision shall be set forth in a revised Price List or a “Product Change Request” approved by both Customer and Seller. In the event of any revision to the Specifications, Customer, at its option, may direct Seller to issue a new model or SKU number for Products affected by such revision to be effective on a date mutually agreed upon by the Parties. If requested by Customer, Seller will promptly notify Customer of the effective date for the first Product manufactured for Customer hereunder incorporating any such revision in the Specifications. Seller shall also communicate immediately to Customer any material internal Standard Operating Procedure changes incorporated into Seller’s manufacturing process and any proposed pricing adjustments relating thereto.

3.2	Product and Component Changes. Product, material, component or part changes proposed by Seller that may affect design, performance, functionality, quality or service interchangeability, shall be submitted by Seller to Customer on a Product Change Request Form and must have Customer’s written approval prior to implementation. This includes any changes proposed by a component supplier to Seller. Either Party may propose changes in Specifications, provided that: (i) Customer shall be consulted and must approve in advance all material Specification changes, including, but not limited to, changes that alter the Product appearance, design, materials, functionality, comfort and feel, ease of use, size, weight, serviceability, performance, packaging or quality, (ii) Seller shall be consulted on and must approve any change that may increase costs of labor, materials, supplies, production, handling, packaging and storage, and (iii) the Parties will mutually determine the advisability of Product model or SKU changes and/or Service Part number changes. Such approval shall not relieve Seller of any warranty obligations. Seller reserves the right to make temporary safety changes without Customer approval to address any actual or potential safety defect in any Product. Seller shall provide notice to Customer of any safety change at the time of change and the Parties shall confer and mutually agree upon any permanent Specifications changes to address any safety issue. Seller shall use best efforts and shall incorporate the appropriate manufacturing processes, technology, equipment or drying time and drying processes to ensure that Product is not shipped to Customer’s retail customers with an inappropriate or excess level of moisture that would result in “wet” or “moldy” Product. Also, in the event that modifications or changes in Specifications are the result of Regulatory Notices or inquiries of governmental agencies or such modifications or changes are the result of specific requirements communicated to Seller from governmental or regulatory agencies, Seller shall provide notice to Customer of any such changes immediately upon receipt of any such notice or inquiry and the Parties shall confer and mutually agree upon any permanent Specification or manufacturing changes needed to conform to such Regulatory Notices. Pricing changes pursuant to this Article 3.2 shall take effect at such time as the modifications listed in Article 3.2(i)-(iii), or any governmental or regulatory-related action(s) described in the prior sentence, take effect or are required. The provisions of this Article 3.2 shall be notwithstanding the time periods and procedures listed in Article 2.2.

3.3	Technical and Other Data. Seller shall furnish to Customer within 2 business days following Customer’s request technical data, test data, and any other data (specifically including any fire/burn test results) concerning Products as shall be readily available to Seller and reasonably required by Customer for review.

3.4	Inventory Control. Customer will ship gel components [***] to Seller and Seller will receive gel components and store such components in inventory in a secure manner that protects the integrity and product quality of the gel components. Customer and Seller will determine the quantity of components to ship to Seller based on current and anticipated demand for Products. Customer will work with Seller to develop a process such that each gel segment will have a bar-code applied to it that is compatible with Seller’s inventory/QC system already in place. No less than monthly, Seller will take a physical inventory of gel components on hand and reconcile gel component inventory to perpetual records and receiving/production records and report any discrepancies immediately to Customer. Seller also, with no less than five (5) business days’ notice, will allow Customer to periodically inspect and perform an on-site physical inventory of gel component inventory, subject to the conditions set forth in Article 5 herein relating to the hours and manner of such inspection. Seller shall be responsible to insure the gel components and to replace shortages or damaged gel components in inventory at Customer’s fully burdened replacement cost. In the event that this Agreement is terminated for any reason, Seller shall return the remaining unused gel components in inventory to Customer, at Customer’s designated location, using a mutually agreed transportation modality and at Seller’s cost.

ARTICLE IV

LIMITED WARRANTY

4.1	Product Warranty and Assignment of Component Warranties. Seller warrants that the Products, including the manufacture of and components for, excluding Gel components supplied by Customer to Seller, are new and shall be free from all defects in material or workmanship for a period of [***] from the date of delivery and that the Products sold and delivered to Customer hereunder (a) shall comply substantially with applicable Specifications, and accurately conform to the prototypes and production samples and descriptions provided to Customer; (b) shall be manufactured, sold and delivered to Customer or its designees in compliance with all applicable federal, state and local laws, rules, ordinances and regulations, whether presently in force or hereinafter enacted including those of the United States Consumer Product Safety Commission; and (c) Customer or its designees shall receive good and marketable title to the Products that is free and clear of any liens, security interests, encumbrances and any actual or claimed patent, copyright or trademark infringement (the “Warranty”). All warranties shall survive Customer’s reviews, approvals, inspections, testing, acceptance of parts and expiration or termination of this Agreement. Seller assigns to Customer the warranties provided by the suppliers of the components used in the Products such that Customer shall pursue any claims and liabilities associated with such components directly against the warrantor. Customer shall warrant that the Gel component supplied to Seller is free from defects for the warranty period. The procedure for inspection of warranty claims shall be mutually agreed upon between Seller, Customer and retail customer. For example, it is anticipated that certain retail accounts may handle their warranties in exchange for a warranty allowance.

4.2	Warranty Claims Process. The Parties shall develop a warranty claims verification and settlement process. In the event any consumer returns or exchanges a Product manufactured by Seller in accordance with Mattress Firm’s or Customer’s mattress warranty policies, Customer shall collect supporting documentation of a warranted defect, including law tags and photographs, and Customer’s costs to credit, repair, or replace a defective or non-conforming Product under the applicable warranty. Not less than quarterly, the Parties shall determine the contributory defect(s) for each warranty claim and Seller shall reimburse Customer for any costs, damages, or liabilities incurred on warranty returns or exchanges resulting from manufacturing defects or defects of non-Gel components in any returned mattress Product. For avoidance of doubt, Seller shall not be liable for design defects, defective gel components or comfort returns and Seller’s obligation to reimburse Customer in accordance with this Section 4.2 [***]. If Seller’s defect rate for the Non-Exclusive Product SKU Releases is materially higher than Customer’s defect rate for the same models Customer supplies to Mattress Firm, or if Seller’s defect rate for the Exclusive Product SKU Releases is materially higher than Customer’s defect rate for similar models or industry norms, the Parties agree to cooperate to improve the warranty outcomes for such models.

4.3	Trademark Warranty. Customer warrants to Seller that, to Customer’s knowledge, the use or publication of the trademarks provided by Customer to Seller (the “Marks”) to mark, label, describe, advertise or otherwise identify the Products shall not infringe any third-party trademark or copyright and Customer shall indemnify and hold harmless Seller from any action, claim or alleged claim specifically against Seller related to the Marks, but only to the extent that such Marks are used in accordance with Customer’s specifications and instructions. Seller agrees that the disclosures on the Product’s law tags conform to the requirements of the various regulatory agencies. Seller agrees not to attach any additional trademarks, trade names or service marks to the Products or law tags and not to affix any of the Marks to any product not produced for Customer.

4.4	Exclusions. SELLER MAKES NO WARRANTIES, GUARANTEES, CONDITIONS, OR REPRESENTATIONS, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS SOLD HEREUNDER EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, AND ALL OTHER SUCH WARRANTIES ARE HEREBY EXPRESSLY WAIVED AND EXCLUDED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE V

INSPECTIONS

5.1	Incoming Inspection Failures. Unless otherwise set forth in an applicable Purchase Order, Seller shall inspect Products based on the following minimum acceptable quality level (“AQL”) levels (as described under ISO 2859-1) and shall maintain records of such inspection to be made available within 2 business days of a request from Customer for the lot and/or lots in question. AQL sample inspection shall be performed at a 0.65 AQL Level II inspection for all critical to quality (“CTQ”) parameters communicated to Seller by Customer. All other parameters shall be inspected by Seller at a 1.5 AQL Level II on a lot-by-lot basis. Alternate AQL may be approved through written authorization from Customer and is subject to change based on Seller performance. Customer or Customer’s Agent may, but has no obligation to, perform incoming inspection and acceptance testing of Products delivered hereunder at Customer’s facility, or at such other location(s) designated by Customer. Should Products fail to meet Specifications or Warranty, Customer may, within 30 business days of delivery of such Products and with notice to Seller during such period, reject such nonconforming Products. Customer has the right to return all rejected Products to Seller at Seller’s expense after Customer notifies Seller of the rejection. If Seller inspects rejected products upon return to Seller’s facility and determines that the Products do not deviate from Specifications or Warranty, Customer may be charged round trip transportation and storage costs. Customer may perform, in its sole discretion, corrective actions on rejected Products suggested by Seller at Customer’s location. Such corrective action actions may affect Seller warranties of the affected Products.

5.2	Plant Inspections. Seller hereby grants to Customer the right to inspect (during normal business hours and in such a manner as to not disrupt normal business operation) the production and quality control records of the Seller at a mutually agreeable time after reasonable prior notice to ensure compliance with all of the terms and conditions of this Agreement. Subject to the conditions in the previous sentence, Seller also hereby grants to Customer the right to physically inspect the production, storage and shipping facilities and processes of Seller to determine whether the Products are manufactured in accordance with Customers Specifications. Customer shall give Seller reasonable prior notice of any planned inspection and, in all events, such prior notice shall be delivered no less than 3 business days prior to any inspection.

ARTICLE VI

INDEMNIFICATION AND LIABILITY FOR BREACH OF WARRANTIES

6.1	Seller’s Indemnity. Seller shall, at its own expense, defend, indemnify and hold harmless Customer, including Customer’s officers, directors, shareholders, subsidiaries, affiliates, agents, trade customers and their respective successors and assigns (collectively, the “Indemnified Customer Parties”) from and against any and all claims, allegations, demands, actions, lawsuits, judgments, decrees, losses, damages, liabilities, fines, costs and expenses, and any amounts paid in defense or settlement, which may arise out of or be made in connection with (a) any actual or alleged death or injury to any person or damage to property, resulting or claimed to result in whole or in part from an actual or alleged defect in the assembly of the Products, or breach of warranty, contract negligence, recklessness or willful misconduct on the part of Seller or a contractor, subcontractor, employee, vendor, agent, or affiliate of Seller; (b) any recall, repair or replacement of Products required by the United States Consumer Product Safety Commission or any other United States governmental body, based on the failure of such Products to comply with consumer safety provisions and laws, unless such alleged failure is a result of materials provided or Specifications made by Customer; (c) any actual or alleged infringement by the Products of any U.S. patent, copyright, other intellectual property right or unfair competition by reason of the manufacture, use or sale of any Products, unless such alleged infringement is a result of materials or licenses provided or Specifications made by Customer; (d) technical data disclosed by Seller to Customer or the use of such data by Customer pursuant to this Agreement; (e) Seller’s negligence, willful misconduct or violation of applicable law, including all applicable labeling laws; (f) any failure of the Products to comply with Specifications or with any warranties herein of Seller; or (g) any claim that the Products are in violation of Safe Drinking Water and Toxic Enforcement Act of 1986, California Health and Safety Code Section 25249.5 et seq (“Proposition 65”). Seller shall assume the defense of such claim, suit, action or proceeding, shall retain reputable counsel at Seller’s own expense, and shall pay any damages assessed against or otherwise payable by the Indemnified Customer Party as a result thereof, provided the Indemnified Customer Party, upon receiving notice thereof, promptly notifies Seller in writing of such claim, suit, action or proceeding and thereafter reasonably cooperates with Seller in the resolution thereof. Seller shall have full power to control, manage, litigate and/or settle all claims and/or suits assumed hereunder; provided that the Indemnified Customer Party shall have the right to approve any settlement that involves any change to any Product or other nonmonetary undertakings, terms and conditions. Seller shall have no obligation to indemnify Customer for any losses, penalties, claims or investigations relating to the marketing of the Products, except to the extent that such losses, penalties, claims or investigations were directly caused by Seller’s failure to reasonably conform the Products to the Specifications.

6.2	Customer’s Indemnity. Customer shall, at its own expense, defend, indemnify and hold harmless Seller, including Seller’s officers, directors, shareholders, subsidiaries, affiliates, agents, trade customers and their respective successors and assigns (collectively, the “Indemnified Seller Parties”) from and against all actual or alleged claims, demands, actions, lawsuits, judgments, decrees, losses, damages, liabilities, costs and expenses, including attorneys’ fees and amounts paid in defense or settlement, which may arise out of or be made in connection with (a) any actual or alleged death or injury to any person or damage to property, resulting or claimed to result in whole or in part from the materials provided or Specifications made by Customer (b) any recall, repair or replacement of Products required by the United States Consumer Product Safety Commission or any other United States governmental body, based on the failure of such Products to comply with consumer safety provisions and laws, whereby such alleged failure is a result of materials provided or Specifications made by Customer; (c) any actual or alleged death or injury to any person or damage to property, resulting, or claimed to have resulted from any actual or alleged defect in Products caused by Customer’s improper final assembly, installation, servicing or repair of the Products against instructions provided by Seller to Customer in advance or the unreasonable modification, alteration, or misuse of the Products by Customer; (d) any actual or alleged infringement resulting from use of the Marks in accordance with Customer’s instructions; (e) any alleged patent, trademark, copyright or other infringement by the Products arising from any unreasonable modification, addition or accessory added by Customer; (f) Customer’s negligence, willful misconduct or violation of applicable law; (g) alleged patent infringement of the Product resulting from the Specifications made by Customer to Seller; (h) the invalidity or inadequacy of any license or sublicense, including to any Customer Technology or Customer Proprietary Technology, relating to the Specifications or Products; (i) any actual or alleged violation of marketing or advertising standards, but only to the extent such actual or alleged violation was not caused by Seller’s failure to reasonably conform Products to the Specifications; or (j)any case alleging infringement of U.S. Patent Nos. 7,666,341 or 7,964,664. Customer shall assume the defense of any claim, suit, action or proceeding, shall retain reputable counsel at Customer’s expense, and shall pay any damages assessed against or otherwise payable by an Indemnified Seller Party, provided Seller or the Indemnified Seller Party, promptly after receiving notice, notifies Customer in writing of such claim, suit, action or proceeding, and reasonably cooperates with Customer in the defense or resolution of such a claim, suit, action or proceeding. Customer shall pay any costs and expenses, including reasonable attorneys’ fees, that the Indemnified Seller Parties incur in connection with any indemnified claim, suit, action or proceeding made or brought against an Indemnified Seller Party (including, for the avoidance of doubt, costs and expenses incurred by Indemnified Seller Parties directly in responding to subpoenas for documents or testimony or to other third-party discovery requests directed to an Indemnified Seller Party in an action or suit where Customer is a party and the subject matter of the subpoena(s) or other third-party discovery request(s) is related to the contractual relationship of Seller and Customer). The Indemnified Seller Parties shall be reimbursed by Customer for the costs and expenses described in the previous sentence within 60 days of submitting any invoice. Customer shall have full power to control, manage, litigate and/or settle all claims and/or suits assumed; provided that the Seller shall have the right to approve any settlement that involves any admission of liability on the part of an Indemnified Seller Patty or other non-monetary undertakings, terms and conditions that may affect the Seller.

6.3	Limitation of Liability. To the maximum extent permitted by law, neither Party shall have liability to the other Party (or, as the case may be, to any Indemnified Seller Party or Indemnified Customer Party), except in case of a Party’s gross negligence or willful misconduct, for (a) lost profits, loss of business or loss of use or (b) consequential, indirect, incidental, or other special damages of any kind (and regardless of whether the relevant Party was advised by the other Party of the possibility of the losses described above in (a) and (b)) whether in law or equity and irrespective of the causes of action thereof. Except for obligations for payments for Products or claims or alleged claims relating to infringement of intellectual property rights or advertising-related matters, a Party’s total aggregate liability in contract, tort or any other theory to the other Party (or, as the case may be, to an Indemnified Customer Party or an Indemnified Seller Party) during any 12-month period shall be limited to [***]. The 12-month period referenced in the previous sentence shall be the 12-month period prior to the date of the occurrence for which liability or indemnity is meant to be affixed, regardless of when claims relating to such occurrence are asserted.

ARTICLE VII

INSURANCE

7.1	Insurance Coverage. Customer and Seller each shall maintain during the term of this Agreement insurance policies and coverages, including applicable deductibles and/or selfretentions, as would normally and customarily be maintained by companies of a similar size and responsibility and which shall protect the Parties’ own interest from claims or losses suffered as a result of any performance under this Agreement. Notwithstanding the above, Customer and Seller each agree to obtain and maintain, at its expense, occurrence-based Product Liability Insurance relating to Products, with a broad form Vendor’s Endorsement naming the other Party as additional insured with a combined single limit of [***] for bodily injury, death and property damage liability. Such limits may be allocated between the primary policy and an excess liability umbrella policy as Customer shall determine, provided that the single limit of the primary policy is [***]. Such insurance shall be written by a reputable insurance company with a Best’s Credit Rating of at least A- or better, as most recently rated by A.M. Best Company.

7.2	Insurance Certificates. Each Party agrees to have its insurance carrier furnish the other Party with a Certificate of Insurance and a copy of the aforesaid broad form Vendor’s Endorsement documenting the existence of the coverage specified herein, such document to be provided:

7.2.1	On each anniversary date of this Agreement; or

7.2.2	At the time of any material change in insurance coverage; or

7.2.3	At any change of insurance carrier; or

7.2.4	At such other time as either Party may reasonably request.

7.3	Other Insurance. Customer and Seller represent and warrant to each other that any applicable statutory insurance, such as Worker’s Compensation, shall be the responsibility of such Party. Neither Customer nor Seller shall take any responsibility, or be in a position, to advise the other Party as to compliance with any statutory requirements or as to the adequacy of any insurance maintained or not maintained by the other Party.

ARTICLE VIII

CONFIDENTIALITY

8.1	Confidential Information. Seller and Customer may disclose to each other certain information relating to each Party’s Technology, marketing and sales plans, financial information, customer and supplier information, pricing information, software, hardware, and trade secrets (“Information”). Each Party agrees to keep the Information of the other Party in confidence, not intentionally communicate the Information to any third party and use commercially reasonable efforts to prevent inadvertent disclosure of the Information to any third party, which efforts shall be at least consistent with the degree of care used by such Party to protect its own confidential and proprietary information. Internal access to the other Party’s Information shall be limited to a “need to know” basis solely for the purpose set forth in this Agreement and solely to persons bound by obligations of confidentiality consistent with this Agreement. For avoidance of doubt, the receiving Party shall take every commercially reasonable step to ensure that it does not share the disclosing Party’s Information – including, costs or other financial information – with a third party, its parent company or any other affiliate entity that directly competes with the disclosing Party.

8.2	Allowable Disclosure. The obligations of Section 8.1 shall not apply with respect to any portion of the Information if the Information (i) is in or becomes in the public domain through no wrongful act of the receiving Party; (ii) was in the receiving Party’s possession free of any obligation of confidence prior to disclosure, as evidenced by receiving Party’s files existing at the time of disclosure; (iii) was lawfully received from a third party other than the disclosing Party without an obligation of confidence; (iv) is disclosed by the receiving Party with the disclosing Party’s prior written approval; or (v) is independently developed by the receiving Party without any use of or access to Information of the disclosing Party.

8.3	Disclosure by Law. If required by law, the receiving Party may disclose Information of the disclosing Party but, if allowable, will give immediate prior written notice to the disclosing Party to permit the disclosing Party to intervene and to request protective orders or confidential treatment therefor. To the extent not protected from disclosure, the receiving Party agrees to limit its disclosure to only that Information which is required by law to be disclosed.

8.4	Return/Destruction. Upon the expiration or termination of this Agreement, all of the Information of the disclosing Party will be returned or destroyed at the disclosing Party’s discretion within five business days and the receiving Party will make no further use of such materials.

8.5	Remedies. Each of the Parties hereto acknowledges and agrees that the other Party would be damaged irreparably in the event that any of the provisions of Section 8 are breached or violated. Accordingly, notwithstanding any other provision of this Agreement, each of the Parties hereto agrees that, without posting bond or any other undertaking, the other Party will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of Section 8 in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each Party hereto further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be an adequate remedy.

8.6	Survival. Except in the case of trade secret information, which shall be kept confidential by the receiving Party until such time as the Information is no longer considered a trade secret under applicable law, obligations in this Section 8 with respect to maintaining the confidentiality of the Information shall extend until the earlier of: (i) three (3) years after the termination of this Agreement or (ii) until such time as such information is no longer confidential.

ARTICLE IX

INTELLECTUAL PROPERTY

9.1	Additional Definitions. For the purposes of this Agreement, the following definitions shall apply:

“Affiliate” means with respect to any person or entity, another person or entity that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person or entity specified.

“Copyrights” means copyrightable works, copyrights, whether or not registered, and registrations and applications for registration thereof.

“Customer Proprietary Technology” means any Patents or Proprietary Information owned by, developed by, or licensed to Customer or any of its Affiliates.

“Customer Technology” means the Technology (including Customer Proprietary Technology) and Enhancements owned by, developed by, or licensed to Customer or any of its Affiliates related to or necessary for the manufacture, production, assembly, quality control, components development, testing, procurement, use or after-sales repair and service of Products.

“Design” means all designs and technical, performance and other specifications of Products, as may be modified from time to time in accordance with this Agreement.

“Enhancement” means with respect to any subject matter, any derivative based thereon (including, any “derivative work” within the meaning of such term as defined in the U.S. Copyright Act (17 U.S.C. § IOI et seq.)), or by law in the Territory, and/or all enhancements, improvements, modifications, or adaptations of such subject matter which would be of commercial interest to either Party in the design, manufacture, method of use, repair, service or sale of the Products.

“Intellectual Property” means: (i) Patents, (ii) Trademarks, (iii) Copyrights, (iv) Licenses and (v) Proprietary Information.

“Manufacturing Location” means any country where Seller shall manufacture Products after notice to Customer under this Agreement.

“Patents” means patents and patent applications, including reissues, divisions, continuations, continuations in part, renewals, extensions and reexaminations thereof, and all patents that may be issued on such applications.

“Patent and Copyright Filings” means (i) patents or patent applications for Patents owned by Customer or licensed to Customer, and (ii) registrations or applications for registration for Copyrights owned by Customer, or licensed to Customer, in each case, that are incorporated into and material to the Design.

“Proprietary Information” means confidential and proprietary information, including trade secrets, processes, know-how, inventions, methods of manufacture, ideas, designs, formulae, data and databases.

“Technical Information” means all technical information and technical product documentation on designs, methods, processes, practices, techniques, procedures, systems, files and the like used in manufacturing, production, assembly, quality control, components development, testing, procurement, use or after-sales services.

“Seller Proprietary Technology” means any Patents or Proprietary Information owned or developed by Seller or any of its subsidiaries.

“Seller Technology” means the Technology (other than Customer Technology) and Enhancements related to or necessary for the manufacture, production, assembly, quality control, components development, testing, procurement, use or after-sales repair and service of the Products.

“Technology” means Patents, Copyrights, Proprietary Information, Technical Information, computer programs (including all source codes and related documentation), and manufacturing, engineering and technical drawings.

“Third-Party Technology” means Technology owned by a party other than Seller or Customer or any of their Affiliates.

“Trademarks” means trademarks, service marks, trade dress, logos, slogans, domain names, brand names or other names or source identifiers similar to any of the foregoing, any and all common law rights thereto, and registrations and applications for registration thereof.

“Unregistered Copyright” means an unregistered Copyright owned by Customer that is incorporated into and material to the Design.

9.2	Ownership.

9.2.1	Seller represents and warrants to Customer that it owns or has the right to use the Seller Technology used or incorporated in the Design and manufacture of the Products except for the Third-Party Technology used in components purchased for inclusion in the Products.

9.2.2	Seller hereby acknowledges and agrees that, as between the Parties, the use of any Customer Technology by Seller under this Agreement shall not create in or give to Seller any right, title or interest in or to the Customer Technology.

9.2.3	Customer hereby acknowledges and agrees that, as between the Parties, that the use of any Seller Technology by Customer in connection with this Agreement shall not create any right, title or interest in or to Seller Technology.

9.2.4	Customer and Seller represent and warrant to each other that neither has received any notice alleging that the Customer Technology or the Seller Technology, respectively, infringes on the Intellectual Property rights or ownership of any third party.

9.2.5	Customer represents and warrants that it has the right to use all Technology, Marks and Trademarks or other intellectual property rights relating to the Specifications and the Products and that it shall maintain the right to use such Technology, Marks and Trademarks.

9.3	Grants of Licenses.

9.3.1	Customer hereby grants to Seller a non-exclusive, non-transferable and revocable license and privilege during the term of this Agreement in any Manufacturing Location to use the Customer Technology in the manufacture, wholesale sale, repair, service and distribution of the Products to Customer under this Agreement.

9.3.2	Seller hereby grants to Customer a non-exclusive, non-transferable and revocable license and privilege to use the Seller Technology during the Term solely in the Design and manufacture of the Products manufactured and sold by Seller to Customer under this Agreement, and. to sell the Products incorporating such Seller Technology through Customer's distribution channels. Seller does not grant Customer any right to use the Trademarks of Seller or any of its Affiliates. Customer shall, to the fullest extent permitted by law, refrain from referring to Seller's Affiliates (except for Seller's subsidiaries) in any materials that Customer disseminates without the express written authorization from Seller's relevant Affiliate. Seller or its relevant Affiliate shall have complete and absolute discretion whether to grant or deny such authorization.

9.3.3	Except as specifically referenced herein, to the extent necessary to manufacture, assemble and sell the Products with parts and components supplied by other parties, Seller will obtain and maintain any licenses and authorizations from such parties during the Term of this Agreement. For the avoidance of doubt, the previous sentence shall not require Seller to obtain or maintain licenses, sublicenses or authorizations from third parties where such license, sublicense or authorization has been maintained or obtained (or to give effect to the terms of this Agreement must be maintained or obtained) by the Customer.

9.3.4	Customer Property. In the event Customer and Seller mutually agree that Seller will use any equipment, tooling, or materials owned by Customer (collectively, the “Customer Property”) in the manufacturing of the Products, Seller shall clearly label and identify it as Customer Property at all times. Seller hereby agrees to cooperate with Customer in the execution and filing of any documents necessary to evidence Customer’s ownership of the Customer Property and authorizes Customer to file Uniform Commercial Code financing statements on its behalf. Seller shall immediately return the Customer Property to Customer upon request or upon the termination of this Agreement, whichever is earlier. In the case of equipment or tooling, it shall be returned by Seller at Seller’s expense in the same condition as when such Customer Property was originally received by Seller, ordinary wear and tear excepted.

9.3.5	Customer Intellectual Property. Seller acknowledges that all intellectual property rights (including, without limitation, all Specifications, names, trademarks, copyrights, patents, mask works, trade secrets, know-how, technology, computer software and related documentation and source code) owned or licensed from a third party by Customer now or in the future, are and shall remain the property of Customer and nothing in this Agreement shall be deemed to grant to Seller a license to use or any other right or interest of any kind in Customer’s Intellectual Property. Upon the termination or expiration of this Agreement, Seller shall immediately discontinue all use of Customer’s intellectual property rights except as may otherwise be agreed in writing by Seller and Customer.

9.3.6	Use of Customer’s Trademarks. Seller shall not use the "Purple" name or any Customer Trademarks except as provided herein, or as otherwise agreed in writing by the Parties. Upon termination of this Agreement or upon the request of Customer, Seller will discontinue the use of the name “Purple” and thereafter will not use Customer’s name or Trademarks in any manner unless otherwise agreed in writing by the Parties.

9.4	Enforcement Against Unauthorized Uses.

9.4.1	Seller and Customer shall promptly provide each other with written notice if they become aware of any actual or potential unauthorized use, infringement, misappropriation or unfair competition by any person or entity of the Customer Technology or the Seller Technology, as the case may be (each, an "Unauthorized Use"). Once a Party has commenced any enforcement action against an Unauthorized Use, such Party shall pursue such action diligently and the other Party shall reasonably cooperate and assist if requested.

9.4.2	Customer shall be solely responsible for (i) making any decisions regarding the protection of the Customer Technology from any Unauthorized Use of the Customer Technology, and (ii) any legal or administrative costs (including legal fees) or costs incurred by Seller and its Affiliates in its reasonable cooperation to protect against any Unauthorized Use of the Customer Technology; provided that the Unauthorized Use was not caused by Seller's negligence, gross negligence, or willful misconduct.

9.4.3	Seller shall be solely responsible for (i) making any decisions regarding the protection of the Seller Technology from any Unauthorized Use of the Seller Technology, and (ii) any legal or administrative costs (including legal fees) or costs incurred by Customer in its reasonable cooperation to protect against any Unauthorized Use of the Seller Technology; provided that the Unauthorized Use was not caused by the Customer's negligence, gross negligence or willful misconduct.

ARTICLE X

CONSUMER PRODUCT SAFETY

10.1	Notice of Non-Compliance. Each Party agrees to give prompt notice to the other if a Party knows, or has reason to know, that any of the Products delivered by Seller to Customer hereunder (i) fail or are alleged to have failed to comply with the Specifications or applicable consumer product safety rules or standards promulgated by the United States Consumer Product Safety Commission, or any other Federal, State or local governmental body; (ii) are not reasonably safe for their intended uses in accordance with the instructions included in the Printed Materials or constitute a substantial risk of injury to the public; or (iii) contain a defect which could create a substantial risk of death, injury, or property damage to the public. Seller acknowledges the substantial investments of time and money in building and maintaining the consumer goodwill attached to the Marks of Customer that would be adversely affected by a safety defect of any Products, and the necessity of safety and quality vigilance that must attend design, manufacture, and packaging of consumer durable goods such as the Products.

10.2	Product Recalls. Seller shall reimburse Customer or Customer's Agent for the reasonable out-of-pocket costs and expenses incurred by Customer or Customer's Agent in connection with any recall, repair, replacement or refund program (such costs and expenses shall include, without limitation, the cost of locating, identifying and notifying Customer's trade customers and their retail customers, the cost of repairing, repurchasing or replacing the recalled Product, any costs of packing and shipping the recalled Product, and the cost of media notification, if such form of notification is ordered) which is (i) deemed necessary by Seller and Customer or (ii) is mandated by an order of, or is requested by, a governmental agency to correct a manufacturing defect affecting the safety of Products sold after notification by either Party to such governmental agency; provided, that, (a) Customer cooperates with Seller, at Seller's cost and expense, in the implementation and administration of any program of recall, repair, replacement or refund, (b) Customer shall furnish to Seller such records regarding any program of recall, repair, replacement or refund as are reasonable and (c) recall is not a result of Customer's Specifications, materials provided by Customer or Customer negligence or misconduct. It is understood and agreed that Customer will notify Seller in a timely manner of any condition known to it that may affect the safety of such Products and that, to the extent it is legally permissible, Customer shall consult with Seller about any such condition prior to notifying any governmental agency. In no event shall reimbursement under this Section of reasonable out-of-pocket costs include any amounts for lost profits or business goodwill or any other special, punitive or indirect damages. Nothing in this Agreement shall constitute a waiver or limitation by Seller of any constitutional, statutory or other right to administrative or judicial review of any request, demand or order of any governmental agency or body.

10.3	Suspension of Deliveries. In addition to any other right provided in this Agreement, Customer and Seller shall each have the right, at its sole option, to immediately suspend all deliveries under and/or to terminate this Agreement if (i) either Party or the Consumer Product Safety Commission concludes that any of the Products or, Service Parts provided by Customer or Seller fail to comply with Specifications or consumer product safety rules or standards, constitute a substantial risk of injury to the public, or contain a defect which could create a substantial risk of injury to the public.

ARTICLE XI

EXCUSABLE DELAY

11.1	Force Majeure. Any delay or failure of either Party to perform its obligations shall be excused if it is caused by an extraordinary event or occurrence beyond the control of the nonperforming Party and without the nonperforming Party's fault or negligence, such as acts of God, pandemics, fires, floods, windstorms, explosions, natural disasters, wars and sabotage, labor stoppages, job actions, strikes and unrest, failure of suppliers to deliver, and acts of terrorism. Written notice of any anticipated delays in performance, including the anticipated duration of the delay must be given within two business days after the onset of the force majeure event. Should a force majeure event continue for sixty (60) days, the affected Party may immediately cancel this Agreement without any liability. No force majeure event shall apply to delay or excuse any payment obligation except an unanticipated bank holiday or the suspension or cessation of wire transfer services by the United States Federal Reserve.

ARTICLE XII

EXCLUSIVITY

12.1	Sales of Similar Products. Seller and its Affiliates may sell products similar to the Products throughout the world to any other manufacturer, marketer, seller or customer so long as such products do not incorporate the Marks or Customer Technology.

ARTICLE XIII

TERM AND TERMINATION

13.1	Length of Term. Unless terminated as provided for in Section 13.2 herein, the term of this Agreement shall commence on the date first written above and shall expire on December 31, 2027 (the “Initial Term”). This Agreement shall automatically renew for successive one-year terms thereafter (each, a “Renewal Term”) unless either Party provides at least 120 days’ written notice to the other Party prior to the renewal date of its intent not to renew. The Initial Term and any Renewal Term may be referred to herein as the “Term”. Each 12-month period during the Term shall be referred to as a “Contract Year”.

13.2	Termination. This Agreement may be terminated by:

13.2.1	Mutual written agreement of the Parties at any time;

13.2.2	Either Party, provided that such Party delivers written notice of termination to the other Party at least 120 days prior to the soonest, upcoming Renewal Term, whereby the expiration date of the current Term shall be deemed the proposed termination date of this Agreement;

13.2.3	Either Party, provided that such Party delivers written notice of termination to the other Party at least 120 days prior to the proposed termination date;

13.2.4	Either Party upon notice if the other Party:

(i) Materially breaches this Agreement or fails to substantially comply with its obligations set forth in this Agreement and does not cure such breach within thirty (30) days after receiving written notice of such breach from the other Party;

(ii) Takes action, or suffers action taken by its board of directors or owners, toward dissolution, winding up or termination of its existence, or suffers revocation of its charter or a similar authorization of its existence; or

(iii) Becomes insolvent, makes a general assignment for the benefit of creditors or becomes involved in a bankruptcy that is not dismissed within sixty (60) days after its commencement. If a bankruptcy or reorganization proceeding is filed, the debtor Party agrees to waive its automatic stay protection and shall not oppose or object to a motion for relief from the automatic stay, and further agrees that the interest of the non-debtor Party will not be adequately protected. If the Court requires the Seller to remain as a vendor in Customers bankruptcy, Customer agrees to name Seller as a critical vendor in the bankruptcy proceeding. Neither Party shall have any liability to the other for exercising its termination rights under this paragraph.

Seller shall remain obligated to deliver on all accepted Purchase Orders up through the date of termination. Customer remains obligated to pay all invoices appropriately issued up through the date of termination. In the event Customer terminates this Agreement pursuant to Section 13.2.3, Customer agrees to purchase from Seller any remaining raw material inventory in Seller’s possession on the termination date, at Seller’s cost, F.O.B. Seller’s warehouses, provided the inventory as of the date termination notice is received does not exceed (1) quantities corresponding to the most recent forecast by Customer provided to Seller as set forth in Section 1.9 for domestically purchased items, and (2) six months for imported items (e.g. zipper covers and vinyl bags). In all cases the Parties shall cooperate during the notice period to resolve supply shortages without creating excess inventory burdens on either Party.

ARTICLE XIV

NOTICE

14.1	Notices. Any notice or other communication required or permitted to be delivered under this Agreement to either Party shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified; (b) when sent by electronic mail if sent during normal business hours of the recipient, if not, then on the next business day; (c) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, to the address or email address set forth beneath the name of such Party below (or to such other address or email address as such Party may designate by advance written notice to the other Party).

Seller	Customer

Tempur Sherwood, LLC	Purple Innovation, LLC
[***]	[***]

With a copy to:
Tempur Sealy International, Inc.
[***]

ARTICLE XV

MISCELLANEOUS

15.1	Integration. This Agreement, together with the Exhibits that are incorporated herein by reference, encompasses the entire understanding and agreement between the Parties, and hereby supersedes any and all prior or contemporaneous agreements, oral or written, made between the Parties, including the Original Agreement, with respect to the subject matter of this Agreement and the transactions herein contemplated.

15.2	Modifications. No cancellation, modification, amendment, deletion, addition or other change in this Agreement or any provision hereof shall be effective for any purpose unless specifically set forth in a writing signed by both Parties.

15.3	Severability. The invalidity or unenforceability of any provision of this Agreement pursuant to any applicable law shall not affect the validity or enforceability of the remaining provisions hereof, but this Agreement shall be construed as if not containing the provision held invalid or unenforceable.

15.4	Preprinted Form Documents. For their convenience, the Parties may use their standard Purchase Order, Specification Sheet, Order Schedule, acknowledgement, invoice and other similar preprinted forms. However, any preprinted contractual terms on such forms shall be null and void and of no effect and the terms of this Agreement shall override and exclusively govern the contractual relations between the Parties.

15.5	Relationship of the Parties. The Parties are independent contractors and under no circumstances are either to be deemed a legal representative, express or implied agent, employee or officer of the other Party. Nothing contained in this Agreement shall be deemed to establish a relationship of principal and agent between Seller and Customer, nor any of their agents or employees for any purpose whatsoever. No act of either Party, or no assistance given by one Party to the other, shall be construed to alter this independent contractor relationship.

15.6	Representations and Warranties. Seller and Customer hereby represent and warrant to each other as follows:

15.6.1	Such Party is duly organized, validly exists and is in good standing under the laws of its jurisdiction of organization,

15.6.2	Such Party is authorized to execute and perform this Agreement and any applicable programs established thereunder,

15.6.3	Such Party has had the opportunity to retain independent counsel regarding its obligations and commitments hereunder,

15.6.4	The performance in this Agreement of any provision of this Agreement by each Party will not conflict with or violate any material agreement, arrangement or commitment, whether written or oral, with any third party; and

15.6.5	Customer represents, warrants and covenants to Seller that Customer has, and shall retain during the term of this Agreement, such legal rights to the Marks, Customer Technology and Customer Proprietary Technology as are necessary to allow Seller to perform under this Agreement.

15.7	Delay and Waiver. Neither Party's delay in exercising or such Party's acquiescence in or waiver of a breach of any term, provision or condition of this Agreement, shall be deemed or construed to operate as a waiver of such Party's rights hereunder, except for the specific instance of delay, failure, acquiescence, or waiver. No waiver of any term or condition of this Agreement shall be effective or binding unless such waiver is in writing and is signed by the waiving Party, nor shall this Agreement be changed, modified, discharged or terminated other than in accordance with its terms, in whole or in part, except by a writing signed by both Parties.

15.8	Survival. The provisions contained in this Agreement, which by their nature would go beyond the termination, cancellation or expiration of this Agreement, including but not limited to Warranty, Service Parts, Indemnity and Insurance shall survive its termination, cancellation or expiration.

15.9	Assignment/Delegation. Neither Party may assign or subcontract any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Any assignment or delegation in violation of this section shall be null and void. Notwithstanding the foregoing, (i) Seller may subcontract the manufacturing of components and subassemblies of the Products so long as Seller assembles the Products and packages the same within its own manufacturing facilities, and (ii) either Party may assign this Agreement directly or indirectly without the consent of the other Party (a) to any Affiliate or (b) in any transaction that constitutes the sale of that Party's business as a whole, or the business segment for which the Products are supplied, regardless of the form of the transaction.

15.10	Governing Law and Venue. This Agreement shall be deemed made and entered into pursuant to, and in the event of any dispute hereunder, this Agreement shall be governed by and construed in accordance with, the laws of the State of New York, notwithstanding the conflicts of laws principles of any other jurisdiction.

15.11	Dispute Resolution. All disputes, except as set forth below, arising out of or relating to this Agreement shall be finally settled by arbitration in accordance with the American Arbitration Association Commercial Arbitration Rules by an independent and impartial arbitrator, selected in accordance with the above-referenced Rules. Judgment upon the award rendered may be entered in any court having personal jurisdiction over the Party against which enforcement is sought. Arbitration shall be held in New York, New York and conducted in the English language. The Parties each consent to the non-exclusive personal jurisdiction of the United States District Court for the Southern District of New York for all actions that may relate to enforcement of the arbitration provisions of this Agreement. Either Party may seek injunctive relief in said Court to enjoin a pending or threatened violation of the Mutual Non-Disclosure Agreement attached as Exhibit 3 or Articles 8 or 9 of this Agreement, until such time as the matter can be determined by arbitration.

15.12	Counterparts. This Agreement shall be executed in one or more counterparts, each of which shall be considered to be an enforceable original instrument.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Effective Date.

PURPLE INNOVATION, LLC		TEMPUR SHERWOOD, LLC

By:	/s/ Eric Haynor	By:	/s/ Kevin Sirop
	Eric Haynor, COO		Kevin Sirop, Executive VP. CFO

Exhibit 1 – Price List, Lead Times and Component Pricing

Exhibit 2 – Form of Price Change Notice

Exhibit 3 – Gel Inventory Count Sheet